                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (Amendment No. 8)1

                                   ALLOY INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   019855 10 5
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                December 14, 2004
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

     If the filing  person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this  schedule  because  of Rule  13d-1(e),  13d-1(f)  or  13d-1(g),  check  the following box / /.

     NOTE. The Schedules  filed in paper format shall include a signed  original and five copies of the schedule,  including all exhibits.  See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 12 Pages)

--------

1      The  remainder  of this cover  page  shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

---------------------------                       ------------------------------
CUSIP No. 019855 10 5             13D                        Page 2 of 12 Pages
---------------------------                       ------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            MLF Investments, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                7,439,082 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                7,439,082 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     7,439,082 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     17.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                       ------------------------------
CUSIP No. 019855 10 5             13D                        Page 3 of 12 Pages
---------------------------                       ------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            MLF Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                5,575,065 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                5,575,065 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,575,065 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     13.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

---------------------------                       ------------------------------
CUSIP No. 019855 10 5             13D                        Page 4 of 12 Pages
---------------------------                       ------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            MLF Offshore Portfolio Company, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                1,864,017 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                1,864,017 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,864,017 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

---------------------------                       ------------------------------
CUSIP No. 019855 10 5             13D                        Page 5 of 12 Pages
---------------------------                       ------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            MLF Cayman GP, Ltd.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                1,864,017 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                1,864,017 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,864,017 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

---------------------------                       ------------------------------
CUSIP No. 019855 10 5             13D                        Page 6 of 12 Pages
---------------------------                       ------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            MLF Capital Management, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                7,439,082 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                7,439,082 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     7,439,082 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     17.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

---------------------------                       ------------------------------
CUSIP No. 019855 10 5             13D                        Page 7 of 12 Pages
---------------------------                       ------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            MLF Holdings, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                7,439,082 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                7,439,082 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     7,439,082 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     17.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

---------------------------                       ------------------------------
CUSIP No. 019855 10 5             13D                        Page 8 of 12 Pages
---------------------------                       ------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            Matthew L. Feshbach
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY
--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                7,440,332(1) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                7,440,332(1) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     7,440,332(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     17.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

(1)  Includes  1,250 shares of Common Stock  underlying  options  granted to Mr.
     Feshbach that are exercisable within 60 days of the date hereof.

---------------------------                       ------------------------------
CUSIP No. 019855 10 5             13D                        Page 9 of 12 Pages
---------------------------                       ------------------------------

       The following constitutes Amendment No. 8 ("Amendment No. 8") to Schedule
13D, as amended to date, filed by the undersigned  (the "Schedule 13D").  Except as  specifically  amended by this  Amendment  No. 8, the Schedule 13D remains in full force and effect.

       Item 3 is amended in its entirety to read as follows:

Item 3. Source and Amount of Funds or Other Consideration.

       As of December 27, 2004,  MLFP  beneficially  owned  5,575,065  shares of
Common Stock. Each of MLFI, MLF Capital,  MLF Holdings,  and Mr. Feshbach may be
deemed to  beneficially  own the shares of Common  Stock  beneficially  owned by
MLFP.  The funds  used to  purchase  such  shares of Common  Stock came from the working capital and margin  borrowings under usual terms and conditions of MLFP.
Such shares of Common Stock were accumulated  through purchases made on the open market and  contributions  by its partners at an aggregate cost of approximately
$27,168,378 (including brokerage commissions).

       As of December 27, 2004, MLF Offshore beneficially owned 1,864,017 shares of Common Stock. MLFI, Mr. Feshbach,  MLF Cayman, MLF Holdings,  and MLF Capital
may be deemed to  beneficially  own the  shares  of  Common  Stock  owned by MLF
Offshore.  The funds used to purchase  such shares of Common Stock came from the working  capital  of MLF  Offshore  and  transfers  to and among  the  Reporting
Persons.  The  aggregate  cost of such shares of Common  Stock is  approximately
$8,945,829 (including brokerage commissions).

       Items 5(a) and (b) are amended in their entirety to read as follows:

Item 5. Interests in Securities in the Issuer.

       (a)  Each of  MLFI,  MLF  Capital  and  MLF  Holdings  beneficially  owns
7,439,082  shares  of  Common  Stock or  17.3% of the  shares  of  Common  Stock outstanding.  Mr. Feshbach  beneficially  owns 7,440,332  shares of Common Stock
(including 1,250 Shares  underlying  options  exercisable  within 60 days of the date hereof  directly  owned by Mr.  Feshbach)  or 17.3% of the shares of Common
Stock  outstanding.  MLFP  beneficially owns 5,575,065 shares of Common Stock or
13.0% of the shares of Common  Stock  outstanding.  Each of MLF Offshore and MLF
Cayman  beneficially owns 1,864,017 shares of Common Stock or 4.3% of the shares of Common Stock outstanding.  The aggregate percentage of shares of Common Stock reported  owned by each person named herein is based upon  43,044,616  shares of
Common Stock  outstanding  as of December 3, 2004 (as  disclosed in the Issuer's report for the quarter ended October 31, 2004 on Form 10-Q).

       (b) Each of MLFI, MLF Capital,  and MLF Holdings shares the power to vote or dispose  or to direct the vote and  disposal  of  7,439,082  shares of Common
Stock, or 17.3% of the shares of Common Stock outstanding.

       Mr. Feshbach shares the power to vote or to direct the vote and the power to dispose or to direct the disposition of 7,440,332  shares of Common Stock, or
17.3% of the shares of Common Stock outstanding.

       MLFP  shares  the  power to vote or to  direct  the vote and the power to dispose or to direct the  disposition  of 5,575,065  shares of Common Stock,  or
13.0% of the shares of Common Stock outstanding.

       Each of MLF Offshore and MLF Cayman shares the power to vote or to direct the vote and the power to  dispose  or to direct the  disposition  of  1,864,017 shares of Common Stock, or 4.3% of the shares of Common Stock outstanding.

       Item 5(c) is hereby amended to include the following:

       (c)  Schedule A hereto  lists the  transactions  effected  by each of the
Reporting  Persons in the past 60 days  immediately  prior to the filing of this
Amendment No. 8. All transactions were effected through open market purchases.

---------------------------                       ------------------------------
CUSIP No. 019855 10 5             13D                        Page 10 of 12 Pages
---------------------------                       ------------------------------

                                   SIGNATURES

       After  reasonable  inquiry and to the best of his  knowledge  and belief, each of the  undersigned  certifies  that  the  information  set  forth  in this statement is true, complete and correct.

Dated: December 29, 2004

                                            /s/ Matthew L. Feshbach
                                           -------------------------------------
                                           MATTHEW L. FESHBACH

                                           MLF INVESTMENTS, LLC

                                           By: /s/ Matthew L. Feshbach
                                               ---------------------------------
                                               Name:  Matthew L. Feshbach
                                               Title: Managing Member

                                           MLF PARTNERS, L.P.

                                           By: MLF Capital Management, LP,
                                               General Partner

                                           By: MLF Holdings, LLC,
                                               General Partner

                                           By:  /s/ Matthew L. Feshbach
                                               ---------------------------------
                                               Name:  Matthew L. Feshbach
                                               Title: Managing Member

                                           MLF OFFSHORE PORTFOLIO COMPANY, L.P.

                                           By: MLF Cayman GP, Ltd.
                                               Title: General Partner

                                           By: MLF Capital Management, L.P.
                                               Sole shareholder

                                           By: MLF Holdings, LLC,
                                               General Partner

                                           By:  /s/ Matthew L. Feshbach
                                               ---------------------------------
                                               Name:  Matthew L. Feshbach
                                               Title: Managing Member

                                           MLF CAYMAN GP, LTD.

                                           By:  MLF Capital Management, L.P.
                                                Sole shareholder

                                           By:  MLF Holdings, LLC,
                                                General Partner

                                           By: /s/ Matthew L. Feshbach
                                              ----------------------------------
                                              Name:   Matthew L. Feshbach
                                              Title:  Managing Member

                                           MLF CAPITAL MANAGEMENT, L.P.

                                           By: MLF Holdings, LLC
                                               General Partner

---------------------------                       ------------------------------
CUSIP No. 019855 10 5             13D                        Page 11 of 12 Pages
---------------------------                       ------------------------------

                                           By: /s/ Matthew L. Feshbach
                                              ----------------------------------
                                              Name:  Matthew L. Feshbach
                                              Title: Managing Member

                                           MLF HOLDINGS, LLC

                                           By: /s/ Matthew L. Feshbach
                                              ----------------------------------
                                              Name:  Matthew L. Feshbach
                                              Title: Managing Member

---------------------------                       ------------------------------
CUSIP No. 019855 10 5             13D                        Page 12 of 12 Pages
---------------------------                       ------------------------------

                                   SCHEDULE A

         TRANSACTIONS IN THE SHARES OF COMMON STOCK IN THE PAST 60 DAYS
             IMMEDIATELY PRIOR TO THE FILING OF THIS AMENDMENT NO.7

A. Transactions by MLF Partners, L.P.

  Shares of Common Stock           Price Per Share ($)       Date of Transfer
         Purchased

         20,000                          6.9000                   12/27/04
         78,100                          6.7800                   12/23/04
         20,000                          6.8600                   12/21/04
          5,000                          6.5800                   12/20/04
         12,500                          6.4700                   12/17/04
          5,000                          6.4900                   12/16/04
         20,000                          6.2200                   12/16/04
         60,000                          5.9000                   12/14/04
         50,000                          5.7000                    12/9/04

B. Transactions by MLF Offshore Company, L.P.

 Shares of Common Stock            Price Per Share ($)       Date of Receipt of
         Purchased                                                Transfer

           NONE                           N/A                        N/A